THE NASDAQ STOCK MARKET, INC. (Reproduced)

                                                                     Exhibit A


December 15, 1996

Dr. Ramesh C. Pandley
Chairman, President and CEO
Xechem International, Inc.
100 Jersey Avenue
Building B, Suite 310
New Brunswick, NJ 08091

Dear Dr. Pandley:

Our office is in receipt of your correspondence, dated November 27, 1996. Xechem International, Inc. (the "Company") presently does not meet the minimum $1 bid price or the alternative requirement for continued listing on Nasdaq SmallCap Market. The Company's correspondence outlined Xechem International, Inc.'s proposed plan of compliance.

The Company provided a Form 8-K, dated November 21, 1996, which outlined a stock purchase agreement on November 18, 1996 with David Blech and his designees. The plan called for the purchase of up to $5,500,000 of the Company's Class C
Preferred Series 2 convertible stock. It is the staff's understanding that at the initial closing on November 18, 1996, Mr. David Blech's designees (the
Edward A. Blech Trust) purchased 5,000 shares of the Series 2 Stock for $500,000. In addition, the Company's plan of compliance stated that Dr. Pandley, the Com pany's Chief Executive Officer, would convert approximately $1,107,451 of aggregated loans plus interest and dividends, of the Class B 8% preferred stock, which is presently outstanding in his name, into Class C Series 3 preferred stock. The Class C Series 2 and Series 3 Preferred Shares are convertible into shares of the Company's common stock. In addition, the Company is in the process of converting $320,495 of aggregate indebtness owned to certain individuals, who provided gap funding to the Company into common stock and have agreed orally to such conversion.

After careful review, the staff is unable to accept the Company's plan of compliance. The staff has determined that the Company's plan of compliance violates the voting rights provision of The Nasdaq Stock Market, as set forth unde Marketplace Rule 4310 (c)(21) and IM-4310. The staff is also aware of Mr. Blech's regulatory background and has concerns regarding the appropriateness of the transactions between Dr. Pandley and the Company.

The staff notes that the Company's present "Total Shares Outstanding" is 7,761,094. As stated in the Company's Form 8-K, if all of the Series 2 and Series 3 shares are issued and converted into common stock, Mr. Blech and his designees will acquire 110,000,000 shares of common stock, and Dr. Pandley will acquire 21,088,000 shares of common stock. The holders of the shares of Series 2 Stock and Series 3 Stock are entitled to vote with the holders of the common


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stock,  castin a number  of votes  per  share  equal to the  number of shares of common stock into which the Series 2 Stock or Series 3 Stock is convertible. Pursuant to the Stock Purchase Agreement, signed by Dr. Pandley and Mr. Blech, these individuals have agreed to vote or execute a written consent to approve such an amendment to the certificate of incorporation to provide for the authorization of such additional shares of the Company's common stock to effect such conversion. The stockholders agreement further permits the Company and its directors to take such actions after the January 1997 closing as Mr. Bleck may request to elect his nominees to constitute a majority of the directors of the Company. The staff believes these transactions have materially affected and reduced the voting rights of the common stock shareholders of the Company, and that such actions constitute a violation of the voting rights policy of The Nasdaq Stock Market.

In addition to the bid price deficiency and the voting rights violation, the staff notes that the Company presently has not made all of the required filings with The Nasdaq Stock Market under its Listing of Additional Shares Program. The staff has had several telephone conversations with both the Company and its counsel regarding the timely filings of Notifications and supporting documentation.

In light of the aforementioned concerns, the staff has determined that the Company will not be afforded an extension of time in which to achieve compliance with the continuing listing requirements of The Nasdaq SmallCap Market. Accordingly, the securities of Xechem International, Inc. will be delisted from The Nasdaq SmallCap Market, effective with the opening of business on Thursday, December 26, 1996.

Should the Company wish to appeal the staff's decision, it may request a hearing before The Nasdaq Listing Qualifications Panel. The Company should address its request for either an oral or written hearing to Mr. David Donohoe, Counsel, The Nasdaq Stock Market, 1735 K Street., N.W., Washington, D.C. 20006. The hearing fee1 must accompany the Company's request and must be received no later than the close of the market on Monday, December 23, 1996.

If you have any questions regarding the compliance issues discussed above, please contact Ms. Kit Milholland at (800) 955-8105. Please keep
 Ms. Milholland apprised of any request for a hearing.

Very truly yours,


     /s/Perry Peregoy

Perry Peregoy
Vice President - Listings
Nasday Market Services
--------
      1The hearing fees are: $2,300 for an oral hearing or $1,400 for a written hearing.


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